SCHEDULE 14A
                               (Rule 14a-101)
                   INFORMATION REQUIRED IN PROXY STATEMENT
                          SCHEDULE 14A INFORMATION
         Proxy Statement Pursuant to Section 14(a) of the Securities
                            Exchange Act of 1934

        Filed by the registrant X
        Filed by a party other than the registrant __
        Check the appropriate box:
        ___  Preliminary proxy statement   ___  Confidential, for use of the
        _X_  Definitive proxy statement         Commission only (as permitted
        ___  Definitive additional materials    by Rule 14a-6(e)(2)).
        ___  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                            KATY INDUSTRIES, INC.
-------------------------------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)

                                     N/A
-------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):
        _X_  No fee required.

        ___ Fee computed on table below per Exchange Act Rules 14a-6(i) and 0-11.

        (1)     Title of each class of securities to which transaction applies:
-------------------------------------------------------------------------------
        (2)     Aggregate number of securities to which transactions applies:
-------------------------------------------------------------------------------
        (3)     Per unit price or other underlying value of transaction
                computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
-------------------------------------------------------------------------------
        (4)     Proposed maximum aggregate value of transaction:
-------------------------------------------------------------------------------
        ___     Check box if any part of the fee is offset as provided by
Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
-------------------------------------------------------------------------------
        (1)     Amount previously paid:
-------------------------------------------------------------------------------
        (2)     Form, schedule or registration statement no.:
-------------------------------------------------------------------------------
        (3)     Filing party:
-------------------------------------------------------------------------------
        (4)     Date filed:
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                            KATY INDUSTRIES, INC.
         6300 S. Syracuse Way, Suite 300, Englewood, Colorado 80111
                               (303) 290-9300
               -----------------------------------------------

                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 To Be Held

                               On May 10, 2000

To the Stockholders:

        The Annual Meeting of Stockholders of Katy Industries, Inc. will be held at The Metropolitan Club, 7800 E. Orchard Road, Greenwood Village, Colorado at 10:00 a.m. local time to consider and act upon the following matters:

        1. The election of eleven members of the Board of Directors to serve for a term of one year.

        2. The ratification of the selection by the Board of Directors of the firm of Arthur Andersen LLP as independent auditors of Katy Industries, Inc. for the current year.

        3. The transaction of such other business as may properly come before the meeting or any adjournment thereof.

        The Board of Directors has fixed March 24, 2000 as the record date for determining stockholders entitled to be notified of and to vote at the meeting.

        Whether or not you expect to attend the meeting, you are urged to read the proxy statement, sign and date the enclosed proxy card and return it promptly in the enclosed envelope.

                                             By Order of the Board of Directors


                                             /S/ Arthur R. Miller
                                             -----------------------------
                                             Arthur R. Miller
                                             Secretary

March 31, 2000



                                  THIS PAGE
                                INTENTIONALLY
                                 LEFT BLANK


                            KATY INDUSTRIES, INC.
         6300 S. Syracuse Way, Suite 300, Englewood, Colorado 80111
                               (303) 290-9300
                 ------------------------------------------

                         PROXY STATEMENT RELATING TO
                       ANNUAL MEETING OF STOCKHOLDERS

                                 To Be Held
                               On May 10, 2000
                     -----------------------------------

                                INTRODUCTION

        This proxy statement is furnished in connection with the solicitation of proxies in the accompanying form by the Board of Directors of Katy Industries, Inc. ("Katy" or the "Company"), for the Annual Meeting of Stockholders to be held on May 10, 2000 (the "Annual Meeting"). This proxy statement and accompanying proxy card are being mailed to stockholders commencing on or about March 31, 2000. The Annual Report to Stockholders for the year ended December 31, 1999 (the "Annual Report"), which includes audited financial statements of Katy and its consolidated subsidiaries, accompanies this proxy statement.

                       PURPOSES OF THE ANNUAL MEETING

ELECTION OF DIRECTORS

        Stockholders entitled to vote will be asked to consider and vote on the election of eleven members of the Board of Directors to serve for a one-year term. See "Solicitation and Voting Information" and "Election of Directors."

RATIFICATION OF INDEPENDENT AUDITORS

        Stockholders also will be asked to consider and ratify the selection of the firm of Arthur Andersen LLP as the Company's independent auditors for the current year. See "Ratification of Independent Auditors."

OTHER BUSINESS

        Stockholders may also be asked to consider and act upon such other matters as may properly come before the meeting or any adjournment thereof. As of the date of this proxy statement, the Board of Directors is not aware of any other matters that will be presented for action at the Annual Meeting other than those matters described above.

SOLICITATION AND VOTING INFORMATION

RECORD DATE; OUTSTANDING SHARES

        Stockholders of record at the close of business on March 24, 2000 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were outstanding and entitled to vote 8,410,658 shares of the Company's Common Stock, $1.00 par value per share (the "Common Stock").

QUORUM AND VOTING

        The presence in person or by proxy of holders of a majority of the outstanding shares of Common Stock will constitute a quorum for the Annual Meeting. Abstentions and "broker non-votes" will be treated as present in determining whether the quorum requirement is satisfied. A "broker non-vote" occurs when a broker holding shares for a beneficial owner votes on one proposal pursuant to discretionary authority or instructions from the beneficial owner, but does not vote on another proposal because the broker has not received instructions from the beneficial owner and does not have discretionary power.

        Each share of Common Stock is entitled to one vote on each matter to come before the Annual Meeting. With regard to the election of directors, votes may be cast in favor or withheld. Directors will be elected by a plurality of the shares present in person or by proxy and entitled to vote on the election of directors. "Plurality" means that the individuals who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be elected at the Annual Meeting. Consequently, any shares not voted (whether by abstention, broker non-vote or withholding authority) have no impact on the election of directors except to the extent the failure to vote for an individual results in another individual receiving a larger number of votes.

        The other matters identified above that are to be voted upon by stockholders at the Annual Meeting require for approval the affirmative vote of the holders of a majority of the shares present and entitled to vote at the meeting, provided a quorum is present. With respect to such other matters, a stockholder may (i) vote "For" the matter, (ii) vote "Against" the matter or
(iii) "Abstain" from voting on the matter. A vote to abstain from voting on such matter has the same effect as a vote against such matter. Broker non-votes will be treated as shares which are not present and entitled to vote with respect to such matters, although they will be counted for purposes of determining a quorum as described above. Accordingly, broker non-votes will not be counted in determining the required number of votes cast with respect to a particular proposal and will have no effect on the outcome of the voting on such proposal.

PROXIES

        All shares represented by effective proxies will be voted as specified therein, or if no direction is indicated, they will be voted "For" the election of directors nominated by the Board of Directors. A stockholder executing and returning a proxy has the power to revoke it by notice to the Secretary of the Company prior to the Annual Meeting, by executing and returning a proxy bearing a later date or by attending the Annual Meeting and voting in person.

        Expenses of soliciting proxies will be borne by the Company. Solicitation will be by mail except for any incidental solicitation by telephone, telegram and personal calls by directors, officers and regular employees of the Company. The Company will also reimburse brokers and certain other persons for their charges and expenses in forwarding proxy materials to beneficial owners.

ELECTION OF DIRECTORS

        Eleven directors are to be elected at the Annual Meeting, each to serve for a one year term ending at the time of the 2001 Annual Meeting or until their successors shall be duly elected and qualified. The persons named in the accompanying proxy intend to vote the shares represented by the proxy for the election of the following eleven nominees: William F. Andrews, Amelia M. Carroll, Daniel B. Carroll, Wallace E. Carroll, Jr., Arthur R. Miller, Lester
I. Miller, William H. Murphy, John R. Prann, Jr., Charles W. Sahlman, Jacob Saliba and Glenn W. Turcotte. All of the nominees are currently directors of the Company. Lutz R. Raettig, currently a director, has chosen to stand down and not seek reelection to the Board of Directors. In accordance with the Company's By-laws, the number of directors will be reduced to eleven effective as of the Annual Meeting. For information concerning these nominees for director, see "Information Concerning Directors and Executive Officers", "Security Ownership of Management" and "Security Ownership of Certain Beneficial Owners". All of the nominees have indicated their willingness to serve as directors.

        IT IS THE INTENTION OF THE PERSONS NAMED IN THE ENCLOSED FORM OF PROXY TO VOTE "FOR" THE ELECTION OF THE ELEVEN NOMINEES FOR DIRECTOR INDICATED ABOVE. IF ANY NOMINEE BECOMES UNAVAILABLE TO SERVE FOR ANY REASON, THE PROXY WILL BE VOTED FOR A PERSON OR PERSONS TO BE SELECTED BY THE BOARD OF DIRECTORS.
PROXIES CANNOT BE VOTED FOR A NUMBER OF NOMINEES GREATER THAN THE ELEVEN PERSONS NOMINATED BY THE BOARD OF DIRECTORS.

              MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

        The Board of Directors met six times during 1999. Each director, then in office, other than Lutz R. Raettig, attended at least 75% of those meetings and of the meetings of the committees of the Board of which he is a member.
The Company's By-laws provide for an Executive Committee to which the Board of Directors has assigned all powers delegable by law. The Executive Committee met informally through numerous telephone conferences at intervals between meetings of the full Board of Directors, and acted by unanimous consent without formal meetings. The Executive Committee presently consists of Wallace E. Carroll, Jr., Chairman, Arthur R. Miller, William H. Murphy, John R. Prann, Jr., Charles W. Sahlman and Jacob Saliba. The Board of Directors also has an Audit Committee and a Compensation Committee. The Audit Committee presently consists of William H. Murphy, Chairman, William F. Andrews and Daniel B. Carroll, all of whom are independent of the Company's management as defined by the Securities and Exchange Commission ("SEC") and the New York Stock Exchange ("NYSE"). This Committee met three times during 1999, met informally throughout the year, and held numerous telephone conferences during 1999. The Audit Committee reviews the results of the annual audit with the Company's independent auditors, reviews the scope and adequacy of the Company's internal auditing procedures and its system of internal controls, reviews the Company's financial statements and related financial issues with management and the independent auditors, and reports its findings and recommendations to the Board of Directors. The Compensation Committee presently consists of Charles W. Sahlman, Chairman, Jacob Saliba and Daniel B. Carroll. This Committee, which reviews current and deferred compensation for all officers of the Company and for certain officers and key employees of its subsidiaries, held two meetings, met informally throughout the year, and held numerous telephone conferences during 1999. The entire Board of Directors considers and selects nominees for director and does not maintain a separate nominating committee. On January 17, 1996, Katy's Board of Directors adopted an advance notice bylaw provision requiring stockholder nominations of directors to be received by the Company not less than 50 days nor more than 90 days prior to the annual meeting. The Company received no such stockholder nominations for the 2000 Annual Meeting.

           INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS

        The following table sets forth information as of March 24, 2000 with respect to those persons who are presently executive officers, directors or nominees for director of Katy. Each officer holds office until the next Annual Meeting of Stockholders:

                                 Principal Occupation                 Period of
                                     and Business                      Service
                                  Experience During       Other        as Katy
Name                    Age      the Past Five Years   Directorships   Director
----                    ---      --------------------- -------------  ---------

William F. Andrews      68       1998 to present:       Johnson        1991 to
                                  Chairman of            Controls       present
                                  Northwestern Steel    Navistar
                                  & Wire Co. a          Northwestern
                                  manufacturer of        Steel & Wire Co.
                                  steel rods and        Black Box Corp.
                                  beams                 Dayton Superior
                                 1995 to present:        Corp.
                                  Chairman of Scovill   Prison Realty
                                  Fasteners, a           Trust
                                  manufacturer of       Trex Corp.
                                  apparel and
                                  industrial fasteners

Amelia M. Carroll       57       1991 to present:                      1996 to
                                  Investor                              present

Daniel B. Carroll       63       1998 to present:                      1994 to
                                  Member and Manager of present
                                  Newgrange LLC, a
                                  components supplier to the
                                  global footwear industry
                                 1994 to present:
                                  Partner of
                                  Newgrange LP
                                 1985 to present:
                                  Vice President of ATP
                                  Manufacturing, LLC,
                                  a manufacturer
                                  of molded poly-
                                  urethane components

Wallace E. Carroll, Jr. 62       1992 to present:                      1991 to
                                  Chairman of CRL,                      present
                                  Inc., a diversified
                                  holding company
                                 1987 to present:
                                  Investor

Arthur R. Miller        49       1998 to Present:      Schoen & Cie, AG 1988 to
                                  Executive Vice        present
                                  President, Corporate
                                  Development, Secretary
                                  and General Counsel
                                  of Katy
                                 1988 to 1998:
                                  Partner with Holleb
                                   & Coff, attorneys
                                   at law

Lester I. Miller        68       1999 to present:                      1999 to
                                  Retired                               present
                                 1964 to 1999:
                                  Chairman of the
                                  Board of Contico
                                  International, Inc.

William H. Murphy       68       1992 to present:                      1979 to
                                  Retired                               present

John R. Prann, Jr.      49       1998 to present:                      1994 to
                                  President, Chief                      present
                                  Executive Officer
                                  of Katy
                                 1993 to 1998:
                                  President, Chief
                                  Executive Officer
                                  and Chief Operating
                                  Officer of Katy

Lutz R. Raettig         57       1995 to present:      Schoen & Cie, AG 1991 to
                                  Chairman, Management                  present
                                  Board, Morgan Stanley
                                  Bank AG, Frankfurt,
                                  Germany

Charles W. Sahlman      73       1987 to present:                      1972 to
                                  President, Bee Gee                    present
                                  Holding Company, Inc.,
                                  a holding company for
                                  subsidiaries engaged
                                  in the harvesting of
                                  seafood

Jacob Saliba            86       1997 to present:      Schoen & Cie, AG 1968 to
                                  Chairman of the      RCM Dresdner     present
                                  Board of Katy         Global Funds
                                 1993 to present:
                                  Retired

Glenn W. Turcotte       59       1998 to present:                      1995 to
                                  Executive Vice                        present
                                  President and Chief
                                  Operating Officer
                                  of Katy
                                 1993 to 1998:
                                  Executive Vice
                                  President of Katy;
                                  President of Glit
                                  Division of Hallmark
                                  Holdings, Inc., a
                                  subsidiary of Katy

OTHER EXECUTIVE OFFICERS:

Robert M. Baratta       70       1999 to present:
                                  Senior Vice President of Katy
                                 1995 to 1999:
                                  Executive Vice
                                  President of Katy
                                 1993 to 1995:
                                  Vice President of Katy
                                 1990 to present:
                                  President of Katy
                                  Seghers, Inc., a
                                  subsidiary of Katy

Roger G. Engle          53       1999 to present:
                                  Chairman, Contico
                                  International, LLC
                                 1998 to present:
                                  Vice President,
                                  of Katy
                                 1996 to 1998:
                                  President of Woods
                                  Industries, Inc.,
                                  Waldom Electronics,
                                  Inc. and GC Thorsen, Inc.
                                  subsidiaries of Katy
                                 1990 to 1996:
                                  President of Waldom
                                  Electronics, Inc. a
                                  subsidiary
                                  of Katy

Larry D. Hudson         52       1998 to present:
                                  Vice President,
                                  Operations of Katy
                                 1997 to 1998:
                                  President of Hamilton
                                  Precision Metals, a
                                  subsidiary of Katy
                                 1993 to 1997:
                                  President of Beehive, Inc.,
                                  a subsidiary of Katy

Peter S. More           62       1996 to present:
                                  Group Vice President,
                                  Finance of Katy
                                 1989 to 1996:
                                  Vice President of Glit
                                  Division of Hallmark
                                  Holdings, Inc., a
                                  subsidiary of Katy

Stephen P. Nicholson    47       1996 to present:
                                  Vice President, Finance
                                  and Chief Financial
                                  Officer of Katy
                                 1996:
                                  Treasurer and Chief
                                  Financial Officer of
                                  Katy
                                 1994 to 1995:
                                  Vice President and
                                  Chief Financial
                                  Officer of Gerrity Oil
                                  and Gas Corp.
                                 1993 to 1994:
                                  Vice President and
                                  Treasurer of Total
                                  Petroleum (N.A.) Ltd.

SECURITY OWNERSHIP OF MANAGEMENT

        The following table sets forth, as of March 24, 2000, the number of shares of Common Stock of Katy beneficially owned by all directors individually, each of the named executive officers listed in the "Summary of Cash and Certain Other Compensation" table under the heading Executive Compensation and by all directors and executive officers as a group. Unless otherwise indicated, the nature of beneficial ownership is that of sole voting power and sole investment power.

                                                Amount and
                                                Nature of               Percent
                                                Beneficial                 of
Name                                            Ownership                Class
----                                            ----------              -------
William F. Andrews                                  14,500 (1)                *

Amelia M. Carroll                                3,201,610 (1)(2)(3)      38.1%

Daniel B. Carroll                                   16,500 (1)                *

Wallace E. Carroll, Jr.                          3,175,610 (1)(2)(3)      37.8%

Arthur R. Miller                                 3,356,152 (2)(4)         39.9%

Lester I. Miller                                     4,500 (5)

William H. Murphy                                   16,135 (1)                *

John R. Prann, Jr.                                 164,074 (6)             2.0%

Lutz R. Raettig                                     14,535 (1)                *

Charles W. Sahlman                                  17,591 (1)                *

Jacob Saliba                                        20,532 (1)                *

Glenn W. Turcotte                                   73,986 (6)                *

Robert M. Baratta                                   46,321 (6)                *

Roger G. Engle                                      18,345 (6)                *

Larry D. Hudson                                     12,584 (6)                *

Peter S. More                                       27,981 (6)                *

Stephen P. Nicholson                                31,367 (6)                *

All directors and
executive officers of
Katy as a group (17
persons)                                         4,140,981 (1)(2)         49.2%

*  Indicates 1% or less

(1) Includes currently exercisable nonqualified stock options to acquire shares granted to each nonemployee director pursuant to the Katy Industries, Inc. Nonemployee Director Stock Option Plan. Options held include 8,000 for Amelia M. Carroll, 4,000 for Lester I. Miller and 10,000 for other directors.

(2) Includes shares deemed beneficially owned by Wallace E. Carroll Jr., Amelia M. Carroll, and Arthur R. Miller as a result of their position as trustees of certain trusts for the benefit of members of the Wallace
        E. Carroll family. (See Note 4 below and "Security Ownership of Certain Beneficial Owners".) Amounts shown for Amelia M. Carroll, Wallace E. Carroll, Jr., and Arthur R. Miller reflect multiple counting of shares where more than one of such persons is a trustee of a particular trust and is required to report beneficial ownership of shares held by such trust. Amounts shown for all directors and executive officers as a group do not, however, reflect multiple counting of such shares.

(3) See notes (2) and (3) under "Security Ownership of Certain Beneficial Owners" for information concerning the beneficial ownership of shares by Wallace E. Carroll, Jr. and Amelia M. Carroll, respectively.

(4) Arthur R. Miller holds 42,837 shares directly and options to acquire 36,375 shares exercisable within 60 days. Arthur R. Miller is a trustee of trusts for the benefit of Wallace E. Carroll, Jr. and his descendants holding 806,526 shares in the aggregate. Certain of such trusts are stockholders of CRL, Inc. and may be deemed to beneficially own 2,073,436 shares held by CRL, Inc. Arthur R. Miller is also a trustee of trusts for the benefit of Denis H. Carroll and his descendants holding 394,921 shares in the aggregate. Arthur R. Miller is a co-trustee of The Holden Foundation which holds 2,057 shares. Arthur R. Miller disclaims beneficial ownership of all shares beneficially owned by the trusts and foundation described above.

(5) Lester I. Miller, a Director of the Company, is the beneficiary of a trust which owns a majority of Newcastle Industries, Inc. ("Newcastle"). Newcastle owns all of the preferred interest in Contico International, L.L.C., of which the Company owns all of the common interest. Certain family members of Lester I. Miller beneficially own the remaining interest in Newcastle through the Lester Miller Revocable Trust, the Bill Miller Revocable Trust and the Lester Miller Investment Trusts. Subject to the terms and conditions of a Members Agreement dated as of January 8, 1999 (the "Members Agreement"), by and between Katy and Newcastle, Newcastle's interest in Contico is exchangeable for 1,566,667 shares of the Company's common stock at $21 per share on the earlier to occur of (i) January 8, 2001 or (ii) a change in control of Katy or Contico (as defined in the Members Agreement).

(6) Includes, for each individual, options to acquire the following number of shares within 60 days: John R. Prann, Jr., 79,000; Glenn W. Turcotte, 42,375; Robert M. Baratta, 27,375; Roger G. Engle, 12,725; Larry D. Hudson, 8,625; Peter S. More, 14,313; Stephen P. Nicholson, 8,563.


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

        The following table and notes set forth as of March 24, 2000, certain information regarding the beneficial ownership of those persons or entities, including certain members of the family of Wallace E. Carroll, former Chairman of the Board of Katy, since deceased (the "Carroll Family"), and related persons and entities, who are known to be the beneficial owners of more than five percent (5%) of the Common Stock of Katy. Reference should be made to the notes below for a description of the nature of the beneficial ownership reported in the table below.

                                   Amount and Nature                    Percent
Name and Address                     of Beneficial                         of
Of Beneficial Owner                    Ownership          Notes          Class
-------------------                 ----------------      -----         -------
Wallace E. Carroll, Jr. and
the WEC Jr. Trusts
c/o CRL, Inc.
6300 S. Syracuse Way, Suite 300
Englewood, CO  80111                    3,175,610         (1)(2)          37.8%

Amelia M. Carroll and the
WEC Jr. Trusts
c/o CRL, Inc.
6300 S. Syracuse Way, Suite 300
Englewood, CO 80111                     3,201,610         (1)(3)          38.1%

Denis H. Carroll and
the DHC Trusts
c/o CRL Industries, Inc.
2345 Waukegan Road,
Suite S-200
Bannockburn, IL 60015                     425,952         (1)(4)           5.1%

Dimensional Fund Advisors, Inc.
1299 Ocean Avenue
11th Floor
Santa Monica, CA 90401                    572,500         (5)              6.8%

Gabelli Funds, Inc.
One Corporate Center
Rye, NY  10580-1434                     1,655,700         (6)             19.7%


(1) Wallace E. Carroll, Jr., Denis H. Carroll, Barry J. Carroll and Lelia Carroll are the four children of Wallace E. Carroll and Lelia H. Carroll. Wallace E. Carroll, Jr. is a director of Katy. Daniel B. Carroll, who is also a director of Katy, is the first cousin of each of the four children of Wallace E. Carroll and Lelia H. Carroll. Amelia
        M. Carroll is a Director of Katy and the spouse of Wallace E. Carroll, Jr. In February 1996, members of the Carroll Family completed a reorganization of their jointly held family assets. The reorganization resulted in, among other things, the individual reallocation of Katy shares formerly jointly held by members of the Carroll Family. The amounts shown above for members of the Carroll Family give effect to the reorganization. The amounts shown above, except for Wallace E. Carroll, Jr. and Amelia M. Carroll who are spouses, do not reflect any multiple counting of shares.

(2) Wallace E. Carroll, Jr. directly holds 234,474 shares and options to acquire 10,000 shares. Wallace E. Carroll, Jr. is a trustee of trusts for his benefit and his descendants (the "WEC Jr. Trusts") which collectively hold 806,526 shares. Wallace E. Carroll, Jr. and certain of the WEC Jr. Trusts own all of the outstanding shares of CRL, Inc. which holds 2,073,436 Katy shares. Wallace E. Carroll, Jr. also is a trustee of the Wallace Foundation which holds 32,910 shares. Shares reported as beneficially owned by Wallace E. Carroll, Jr. also include 10,264 shares and options to acquire 8,000 shares directly owned by Mr. Carroll's wife, Amelia M. Carroll.

(3) Amelia M. Carroll directly holds 10,264 shares and options to acquire 8,000 shares. Amelia M. Carroll is a trustee under the WEC Jr. Trusts and the Wallace Foundation. Wallace E. Carroll, Jr. and certain of the WEC Jr. Trusts own all of the outstanding shares of CRL, Inc. which holds 2,073,436 shares. Amelia M. Carroll is also trustee of trusts for the benefit of Lelia Carroll and her descendants holding 26,000 shares in the aggregate. Shares reported as beneficially owned by Amelia M. Carroll also include 234,474 shares and options to acquire 10,000 shares directly owned by Wallace E. Carroll, Jr.

(4) Denis H. Carroll holds 7,898 shares directly. Denis H. Carroll is a trustee of trusts for his benefit and his descendants (the "DHC Trusts") which collectively hold 394,921 shares. Denis H. Carroll is also the general partner of the DHC Partnership Ltd., which holds 21,076 shares, and is a trustee of The Holden Foundation that holds 2,057 shares.

(5) Information obtained from Schedule 13G dated February 11, 2000 filed by Dimensional Fund Advisors, Inc. for the calendar year 1999.

(6) Information obtained from Schedule 13D dated January 14, 2000 filed by the Gabelli Asset Management, Inc. and related parties for the calendar year 1999.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires Katy's directors, executive officers and persons who beneficially own greater than 10% of Katy's Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "Commission"), and copies of such reports with the New York Stock Exchange and Katy. Two such reports, which were inadvertently not filed by their respective due dates, were filed in March 2000. Daniel B. Carroll, a director of the Company, reported an August 1999 purchase of 2,000 shares of Katy Common Stock, and Lester I. Miller, a director of the Company, reported a May 1999 grant form the Company of 500 common shares and 2,000 options. Aside from these exceptions, and based solely upon its review of copies of the Section 16 reports, the Company believes that during its fiscal year ended December 31, 1999, all of its directors, executive officers and greater than 10% beneficial owners were in compliance with their Section 16 filing requirements.

EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

        The following table shows, for the years ending December 31, 1999, 1998 and 1997, the cash compensation paid by Katy and its subsidiaries, as well as certain other compensation paid or accrued for those years, to Katy's current Chief Executive Officer and the four other most highly compensated executive officers (the "Named Executive Officers").

0                                              Other      Restricted Securities
Name and                                      Annual         Stock   Underlying
Principal Position   Year  Salary  Bonus(a) Compensation(b) Award(c)  Options

John R. Prann, Jr.   1999 $525,000 $   -     $51,411       $87,594      36,000
 President and Chief 1998  450,000  337,500   67,973        71,203         -
 Executive Officer   1997  360,000  231,300   57,680        51,188         -

Glenn W. Turcotte    1999  360,000     -      33,313        50,289      20,000
 Executive Vice      1998  325,000  195,000   53,607        38,145         -
 President and Chief 1997  290,000  149,060   44,789        27,422         -
 Operating Officer

Arthur R. Miller     1999  360,000     -      35,497        50,289      20,000
 Executive Vice      1998  325,000  195,000   49,759        38,145         -
 President, Corporate
 Development,
 Secretary and
 General Counsel

Roger G. Engle       1999  285,000     -      21,969        22,925      10,000
 Vice President      1998  245,000  110,250   36,852           -           -
                     1997  142,500   54,934   26,793           -           -

Stephen P. Nicholson 1999  230,000     -      25,085        22,925      10,000
 Vice President,     1998  200,000  105,000   31,088        16,539         -
 Finance and Chief   1997  160,000   71,960   28,724        11,876         -
 Financial Officer

        (a) Bonuses for 1998 and 1997 for the Named Executive Officers were paid 75% in cash and 25% in Common Stock. The Common Stock Portion of the bonuses was based on the average stock price on February 19, 1999 ($17.1875), and February 17, 1998 ($18.50).
                Under this arrangement, the following shares of Common Stock were granted in lieu of cash for 1998 and 1997: John R. Prann, Jr., 4,909 and 3,125 shares, respectively; Glenn W. Turcotte, 2,836 and 2,014 shares, respectively; Arthur R. Miller, 2,836 and 0 shares, respectively; Roger G. Engle, 1,603 and 0 shares respectively; Stephen P. Nicholson, 1,527 and 972 shares, respectively.

        (b) Included in 1999, 1998 and 1997 is the dollar value set aside for the Katy Industries, Inc. Supplemental Retirement and Deferral Plan, contributions to the individuals' 401(k) retirement accounts, and non-cash compensation consisting of personal use of corporate automobiles and group term life insurance. To the extent used, such benefits are treated as additional wages for withholding and income tax purposes. For Roger G. Engle, the year 1998 includes compensation for moving expenses.

        (c) Included in 1999, 1998 and 1997 is the value of restricted stock grants that vested during the particular year, calculated as the number of shares vested times the Company stock price at the particular date of grant. The number and value of aggregate restricted stock holdings at the end of the fiscal year, priced at the Company's closing stock price at December 31, 1999, were: John Prann, 26,000 shares (14,000 non-vested) valued at $225,875, Glenn Turcotte, 15,500 shares (8,875 non-vested) valued at $134,656, Arthur Miller 15,500 shares (8,875 non-vested) valued at $134,656, Roger Engle 4,000 shares (3,500 non-vested) valued at $34,750, and Stephen Nicholson 7,250 shares (4,313 non-vested) valued at $62,984.

OPTION GRANTS TABLE

        The following table sets forth information concerning individual grants of stock options during 1999 to the Named Executive Officers.

                                                           Potential Realized
                 Number of                                   Value at Assumed
                 Securities % of Total                         Annual Rates
                 Underlying   Options   Exercise                  of Stock
                   Options   Granted to  Or Base Expiration Price Appreciation
Name (1)          Granted(1)  Employees   Price    Date       5%         10%

John R. Prann        18,000     18.1%   $17.000  01/08/09   $40,211  $84,540
                     18,000     17.2      9.875  12/10/09    23,359   49,109
Glenn W. Turcotte    10,000     10.0     17.000  01/08/09    22,339   46,967
                     10,000      9.6      9.875  12/10/09    12,977   27,283
Arthur R. Miller     10,000     10.0     17.000  01/08/09    22,339   46,967
                     10,000      9.6      9.875  12/10/09    12,977   27,283
Roger G. Engle        5,000      5.0     17.000  01/08/09    11,170   23,483
                      5,000      4.8      9.875  12/10/09     6,489   13,641
Stephen P. Nicholson  5,000      5.0     17.000  01/08/09    11,170   23,483
                      5,000      4.8      9.875  12/10/09     6,489   13,641

(1) Options granted vest 25% per year commencing on the first anniversary of the grant date.

RESTRICTED STOCK GRANT TABLE

        The following table sets forth information concerning individual grants of restricted stock during 1999 to the Named Executive Officers.

                                     % of Total         Potential Realized
                                     Securities          Value at assumed
                      Number of      Granted to        Annual Rates of Stock
                      Securities      Employees          Price Appreciation
Name                  Granted (1)  in Fiscal Year   Through January 3, 2003 (2)
----                  -----------  --------------   ---------------------------
                                                          5%             10%
                                                          --             ---
John R. Prann, Jr.        6,000         13.3%          $55,763         $60,043

Glenn W. Turcotte         4,000          8.9            37,175          40,029

Arthur R. Miller          4,000          8.9            37,175          40,029

Roger G. Engle            2,000          4.4            18,588          20,014

Stephen P. Nicholson      2,000          4.4            18,588          20,014

        (1) Restricted shares granted vest 25% per year commencing on January 3, 2000.
        (2) Stock that vested on January 3, 2000 is valued at $8.625 per share. Stock which vests January 3, 2001, January 3, 2002 and January 3, 2003 is valued at assumed annual rates of stock price appreciation of 5% and 10%.

                The following table sets forth the value of in-the-money options at year end.
                No options were exercised during 1999.

                                  Aggregate Fiscal Year-End Option Values
                                  ---------------------------------------
                                     Number of
                                     Securities               Value of
                                     Underlying             In-the-Money
                                     Options at              Options at
                                      Year End                Year End
                            -------------------------  ------------------------

                            Exercisable Unexercisable Exercisable Unexercisable

Name
----
John R. Prann, Jr.            74,500      46,500        $2,813            $0

Glenn W. Turcotte             39,875      25,625         1,500             0

Arthur R. Miller              33,875      25,625         1,125             0

Roger G. Engle                11,475      12,725           375             0

Stephen P. Nicholson           7,313      12,437             0             0

SUPPLEMENTAL RETIREMENT AND DEFERRAL PLAN

        On April 21, 1995, the Board of Directors approved the Katy Industries, Inc. Supplemental Retirement and Deferral Plan (the "Supplemental Plan").
Among other things, the Supplemental Plan allocated among select participants a portion of a $2,500,000 retirement accrual recorded on the books of the Company. The allocation was completed considering past service, salary at December 31, 1994 and prior retirement benefits, with a stated minimum dollar amount allocated to each participant. These prior service allocations earn interest at a rate of 4% per year. In addition to the above, the Supplemental Plan includes profit sharing, bonus and salary deferrals. The balances will be paid out on the later of the participant's retirement or upon reaching age sixty-two (62). At such time, the amount allocated to a participant will be paid out in five (5) relatively equal annual installments. The entire allocation is subject to a lump sum payout upon a participant's death or permanent disability. Amounts included in the Supplemental Plan for each of the Named Executive Officers as of December 31, 1999 are as follows: John R. Prann, Jr., $276,910; Glenn W. Turcotte, $704,133; Arthur R. Miller, $256,219; Roger G. Engle $103,009; and Stephen Nicholson, $57,707.

SEVERANCE AGREEMENTS

        On January 17, 1996, the Board of Directors adopted and approved a compensation and benefits assurance program for eight of Katy's key officers. The program became effective January 1, 1996 and generally provides for certain severance benefits following an involuntary termination without cause that occurs within two years following a "Change in Control" of the Company or following a deemed constructive termination that occurs within two years following a "Change in Control" of the Company. A "Change in Control" is defined as follows: (i) if any person (other than those persons in control on the effective date) becomes the beneficial owner of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding shares; (ii) if during any period of two consecutive years, individuals who, at the beginning of such period constitute the Board, cease to constitute a majority thereof; or (iii) if the stockholders of the Company approve (a) a plan of liquidation of the Company, (b) an agreement for the sale or disposition of substantially all of the Company's assets, or (c) a merger, consolidation, or reorganization of the Company. Severance benefits payable include either three years of base salary in the case of Tier I participants (John R. Prann, Jr., Glenn W. Turcotte, Arthur R. Miller, and Robert M. Baratta) or two years of base salary in the case of Tier II participants
(Roger G. Engle, Larry D. Hudson, Peter S. More, and Stephen P. Nicholson). Severance benefits also include a lump sum payment of annual bonuses, continuation of health care benefits, three years of matching contributions under the Company's 401(k) savings plan (two years in the case of Tier II participants), advancement of legal fees incurred in enforcing rights under the program, out-placement assistance and a 'gross-up' payment for any excise tax payments due by the officer as a result of receipt of the forgoing severance benefits.

COMPENSATION OF DIRECTORS

        For 1999, Directors who were not employees of Katy or its subsidiaries received an annual retainer of $9,000, options to acquire 2,000 shares of Katy Common Stock (see below), and a stock grant of 500 shares of Katy Common Stock for service on the Board of Directors and up to $2,000 for attendance at each meeting of the Board or a committee thereof. For 2000, Directors will receive the same compensation. Directors who are officers are not separately compensated as directors.

        Under the Katy Industries, Inc. Nonemployee Director Stock Option Plan (the "Directors' Stock Option Plan"), each nonemployee director receives an annual grant of options to acquire 2,000 shares on the date immediately following the annual meeting. The exercise price is the fair market value on the date of grant. These options are exercisable at any time during a ten year period from the date of grant.

        On April 21, 1995, the Board of Directors adopted the Directors' Deferred Compensation Plan effective June 1, 1995 (the "Directors' Deferred Compensation Plan"). Pursuant to the Directors' Deferred Compensation Plan all directors' fees, retainers and other compensation paid for services as a director may be deferred until the respective director's attainment of age 62 or termination of service as a director for any reason, whichever is later. Deferred amounts may be invested in one or more investment alternatives offered by the Company. Distributions of deferred amounts may be made at the election of the director in lump sum or in five annual installments. Each director is given a thirty (30) day period prior to the beginning of a plan year during which an election must be made to participate in the Directors' Deferred Compensation Plan.

BOARD OF DIRECTORS' COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The Compensation Committee of the Board of Directors (the "Compensation Committee") presents the following report on executive compensation:

        The Compensation Committee presently consists of Charles W. Sahlman, Chairman, Jacob Saliba and Daniel B. Carroll. The Compensation Committee makes decisions on executive officer compensation and reports its decisions to the Board of Directors. The Compensation Committee also seeks approval of the Board of Directors on all aspects of compensation for the Chief Executive Officer ("CEO"). The performance goals for 2000 are based on two financial measures for each division and for corporate: operating income and working capital management.

COMPENSATION PHILOSOPHY

        The goals of the Company's compensation program are to align the economic interest of executive officers with those of stockholders, including Company financial objectives and market performance. The Compensation Committee seeks to adjust compensation levels, through competitive base salaries and bonus payments, based on individual and Company performance. The Compensation Committee reviews the executive compensation program annually in view of the Company's annual strategic and financial objectives and performance.

COMPENSATION PROGRAM COMPONENTS

        Annual compensation for the Company's CEO and executive officers, including the Named Executive Officers consists of two primary elements, base salary and annual cash bonuses. Salary and bonus levels reflect job responsibility, seniority, Compensation Committee judgments of individual effort and performance and the Company's financial and market performance, in light of the competitive environment in which the Company operates.

        Annual cash compensation is also influenced by the compensation practices of comparable companies so that the Company remains reasonably competitive in the market. While competitive pay practices are viewed as important, the Compensation Committee believes that the most important considerations in setting annual compensation are individual merit and the Company's financial and market performance. In considering the Company's financial and market performance, the Compensation Committee reviews, among other things, net income, cash flow, working capital and revenues of the Company and share price performance relative to comparable companies and historical performance.

        In late 1994, the Company engaged an independent consulting firm to advise the Company on executive compensation issues. Based in part upon recommendations of the consultant, in April 1995, the Compensation Committee approved, and the Board of Directors thereafter approved and adopted, three new programs of compensation for key management. These programs include an Annual Bonus Plan, a Long-Term Incentive Plan and a Supplemental Retirement and Deferral Plan.

        The Annual Bonus Plan, which was effective as of January 1, 1995, establishes target bonus opportunities stated as a percentage of annual base salary for recommended key employees each year, including the CEO and the Named Executive Officers. If 100% of pre-established performance goals are met, the target bonus opportunity will be achieved by the employee. A higher or lower bonus can be earned if performance exceeds or falls short of targeted levels. The performance goals for 2000 are based on two financial measures for each division and for corporate: operating income and working capital management.

        The Supplemental Plan, among other things, allows participants to voluntarily defer up to 100% of their annual bonus and up to 50% of their base salary until retirement or employment termination. The Supplemental Plan allows the Company to make a profit sharing allocation to all accounts of participants in an aggregate amount equal to two percent (2%) of adjusted pre-tax income, as determined by the Compensation Committee. The allocation for 1999 amounted to 1.84% of adjusted pre-tax income. Voluntary deferrals and profit sharing allocations are invested at the election of the employee in several investment alternatives offered by the Company.

        The Long-Term Incentive Plan allows the Compensation Committee to provide equity-based compensation (including stock options, restricted stock awards and stock appreciation rights) as a third element of the Company's annual compensation program. The Compensation Committee believes the Long-Term Incentive Plan enables the Company to more closely align management compensation with stockholder interests.

        The 1997 Long-Term Incentive Plan (the "Incentive Plan") became effective as of December 9, 1997, after approval by shareholders at the 1998 Annual Meeting. The Incentive Plan, which will terminate on December 9, 2007, allows the Board of Directors to provide compensation in the form of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, performance units or shares, and other incentive awards including cash bonuses, contingent upon the share price of the Company reaching certain goals set forth in the Incentive Plan. The Board of Directors believes that the purpose of the Incentive Plan is to optimize the growth and profitability of the Company through incentives to employees which are consistent with the Company's goals and which link the personal interests of the employees to those of the Company's stockholders. The Incentive Plan is also intended to provide flexibility to the Company in its ability to attract, motivate, and retain the services of employees and other individuals who contribute to the Company's success.

CHIEF EXECUTIVE OFFICER COMPENSATION

        John R. Prann, Jr. became President in April 1993 and CEO in December 1993. Mr. Prann's salary for 1999 was based upon his experience and qualifications, responsibilities, individual effort and performance and the Company's performance.

SUMMARY

        The Compensation Committee believes that the total compensation program for executive officers of the Company is appropriately related to individual performance and Katy's performance, including financial results of Katy and stockholder value. The Compensation Committee monitors the executive compensation of comparable companies and believes Katy's compensation program is competitive and provides appropriate incentives for Katy's executive officers to work towards continued improvement in Katy's overall performance.

        Compensation Committee of the Board of Directors:

                Charles W. Sahlman, Chairman
                Jacob Saliba
                Daniel B. Carroll


        COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The following is a description of certain relationships that exist with regard to certain members of the Compensation Committee and certain of Katy's executive officers who also serve or served as executive officers of, or transacted business with, Katy, its subsidiaries or certain related entities.

        The current members of the Compensation Committee are Charles W. Sahlman, Jacob Saliba and Daniel B. Carroll.

        During 1999, Charles W. Sahlman served as President of Bee Gee Holdings, Inc. ("Bee Gee") (43% owned by Katy and 57% owned by Sahlman Seafoods, Inc., a corporation owned by Mr. Sahlman, his family members and various employees of Sahlman Seafoods, Inc.) Mr. Sahlman is also a former Executive Vice President of Katy.

        Jacob Saliba was the Chief Executive Officer of Katy from 1988 to 1993.


                        STOCK PRICE PERFORMANCE GRAPH

        The graph below compares the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock with the cumulative total return of the Russell 2000 and the cumulative total return of the S&P Manufacturing Diversified for the fiscal years ending December 31, 1994 through 1999. The graph below assumes $100 invested, including reinvestment of dividends, on December 31, 1994.

Comparison Of Five Year Cumulative Total Return





                                1994  1995  1996  1997  1998  1999

Katy Industries, Inc.            100   112   179   256   225   114

Russell 2000                     100   127   155   204   191   188

S&P Manufacturing Diversified    100   141   194   231   268   329

               CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Lester I. Miller, a Director of the Company, is the beneficiary of a trust which owns a majority of Newcastle Industries, Inc. ("Newcastle"). Newcastle owns all of the preferred interest in Contico International, L.L.C., of which the Company owns all of the common interest. Certain family members of Lester I. Miller beneficially own the remaining interest in Newcastle through the Lester Miller Revocable Trust, the Bill Miller Revocable Trust and the Lester Miller Investment Trusts. Subject to the terms and conditions of a Members Agreement dated as of January 8, 1999 (the "Members Agreement"), by and between Katy and Newcastle, Newcastle's interest in Contico is exchangeable for 1,566,667 shares of the Company's common stock at $21 per share on the earlier to occur of (i) January 8, 2001 or (ii) a change in control of Katy or Contico (as defined in the Members Agreement).

        In connection with the Contico acquisition on January 8, 1999, Katy entered into building leases with Newcastle. Also, several additional properties utilized by Contico are leased directly from Lester I. Miller. Aggregate rental expense of approximately $5,500,000 was recorded in 1999 relating to these leases. Rental expense for these properties approximates market rates. In October 1999, certain of the aforementioned properties were sold by Newcastle to an unrelated third party. Accordingly, related party rental expense is expected to be reduced to approximately $1,600,000 in 2000.

        During 1999, Charles W. Sahlman served as President of Bee Gee Holdings, Inc. ("Bee Gee") (43% owned by Katy and 57% owned by Sahlman Seafoods, Inc., a corporation owned by Mr. Sahlman, his family members and various employees of Sahlman Seafoods, Inc.) Mr. Sahlman is also a former Executive Vice President of Katy.

        John R. Prann, Jr., the Company's President and CEO is a participant in the Katy Industries, Inc. 1994 Key Employee and Director Stock Purchase Plan. Pursuant to the terms of such plan, Mr. Prann obtained a loan from the Company in the amount of $97,050 in connection with his purchase of shares of the Company's Common Stock under the plan in September 1994. Such loan bears interest at the applicable federal short-term rate, payable semi-annually and adjusted semi-annually. Such loan was fully repaid during 1999.

                    RATIFICATION OF INDEPENDENT AUDITORS

        On March 30, 1998, the Company dismissed Deloitte & Touche LLP as Independent Public Accountants. The decision was approved by the Audit Committee of the Company's Board of Directors.

        Deloitte & Touche LLP's report on the consolidated financial statements for the Company's fiscal year ended December 31, 1997 did not contain an adverse opinion or a disclaimer of opinion, and was not modified as to uncertainty, audit scope or accounting principles.

        Deloitte & Touche LLP has advised the Company that a disagreement occurred between the Company's management and Deloitte & Touche LLP in connection with the 1997 audit. The disagreement concerned the accounting for and presentation of the results of operations for those subsidiaries and divisions of Katy that are a part of the reorganization plan that was approved by the Company's Board of Directors on December 31, 1997 and announced on January 5, 1998. The disagreement was resolved to the satisfaction of Deloitte & Touche LLP during the December 31, 1997 audit of the consolidated financial statements. The Audit Committee of the Board of Directors discussed the disagreement and the subject matter of the disagreement with Deloitte & Touche LLP. The Company has authorized Deloitte & Touche LLP to respond fully to any inquiries concerning the disagreement and the subject matter of the disagreement by the successor public accountant.

        The Board of Directors has selected Arthur Andersen LLP to audit the accounts of the Company for the current fiscal year. Arthur Andersen LLP was the firm of independent auditors selected by the Board of Directors to audit the accounts of the Company for the 1999 fiscal year. It is intended that the shares represented by proxies will be voted FOR the ratification of the selection of Arthur Andersen LLP unless otherwise specified in the space provided in the proxy. In the event that the shareholders fail to ratify the selection of Arthur Andersen LLP as independent auditors of the Company for the current year, the Board of Directors would reconsider such selection.

        A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting, with the opportunity to make a statement if so desired and to answer appropriate questions from the floor.

                                OTHER MATTERS

        As of the date of this proxy statement, the Board of Directors does not know of any matters to be presented to the meeting other than the election of directors. However, if other matters come before the meeting, it is the intention of the persons named on the accompanying proxy to vote on such matters in accordance with their best judgment. On January 17, 1996, Katy's Board of Directors adopted an advance notice bylaw provision requiring that stockholder proposals to be made at any annual meeting be received by the Company not less than 50 days nor more than 90 days prior to the annual meeting. No such stockholder proposals were received for the 2000 Annual Meeting.

              PROPOSALS OF STOCKHOLDERS FOR 2000 ANNUAL MEETING

        Proposals that stockholders intend to present for inclusion in the Proxy Statement for the 2001 Annual Meeting of Stockholders must be received by the Secretary of the Company at its executive offices, 6300 S. Syracuse Way, Suite 300, Englewood, Colorado 80111, not less than 50 days nor more than 90 days prior to the 2001 Annual Meeting to be considered for inclusion in the proxy materials for the 2001 Annual Meeting.


                                        By Order of the Board of Directors
                                        KATY INDUSTRIES, INC.


                                        /S/ Arthur R. Miller
                                        --------------------
                                        Arthur R. Miller
                                        Secretary

March 31, 2000